Exhibit 8

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL    804 788 8200
FAX    804 788 8218

February 10, 2014

Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Highwoods Properties, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as tax counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), with respect to the offer and sale of common stock, par value $0.01, of the Company (the “Common Stock”), preferred stock, par value $0.01, of the Company (the “Preferred Stock”), depositary shares representing Preferred Stock, guarantees of debt securities of Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and debt securities of the Operating Partnership to be offered from time-to-time. You have requested our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:

1.	the Company’s Amended and Restated Charter, dated as of May 16, 2008, as amended;

2.	the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 1, 2000, as amended;

3.	the Company’s taxable REIT subsidiary election with respect to Highwoods Services, Inc.;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Board of Directors
Highwoods Properties, Inc.
February 10, 2014

4.	the Registration Statement and the prospectus filed as a part of the Registration Statement (the “Prospectus”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable year ending December 31, 2014, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;

3.
the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year;

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

5.	the Company qualified to be taxed as a REIT under the Code (as defined below) for its taxable years prior to its taxable year ended December 31, 2006.
In connection with the opinions rendered below, we have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate.
Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2006 through December 31, 2013, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2014 and thereafter; and

Board of Directors
Highwoods Properties, Inc.
February 10, 2014

(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Furthermore, we note that we did not represent the Company prior to February 15, 2012.
The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP